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                                                                   EXHIBIT 10.11
                            INFOMERCIAL PRODUCTION

                                      AND

                          PRODUCT MANAGEMENT AGREEMENT

This Production/Management Agreement ("Agreement") is dated as of March 5, 1996 and is made by and among VIDEONE MARKETING, INC., a Colorado corporation whose principal place of business is located at 96 Inverness Drive East, Suite A, Englewood, CO 80112 ("VIDEONE"), on the one hand and Osmotics Corp., a Colorado corporation whose principal place of business is located at 1860 Blake Street, Suite 610, Denver, CO 80202 ("CLIENT"), on the other hand.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein and intending to be legally bound hereby, the parties agree as follows:

Whereas, CLIENT is desirous of having a project, titled "WRINKLE PATCH INFOMERCIAL" (1 (one) long form (28:30) and 3 (three) short form (120, 60, 30 second) direct response commercials) herein after referred to as ("PROJECT"), created and produced, and is willing to make certain financial commitments to see that such a project is produced, in as expedient a manner as possible, based upon the attached estimated timetable in Addendum A to be superseded by Addendum E upon its construction. Addendum E will present a formal budget which will supersede Addendum C as it will qualify the actual costs involved with the production of the PROJECT. Payment schedule for PART A will be adjusted accordingly. This agreement and its addenda may be amended from time to time in writing by mutual agreement of the parties.

The parties agree as follows:
For, and in consideration of the sum of $83,778.00, profit participation in the amount of 35% "ADJUSTED GROSS PROFITS" from Direct Response as defined herein, 3% of Gross Sales from the project including reorders from clients gained from the project as management fees, and $15,120.00 Setup Fees; as described in Addendum B, which will be due and payable as described therein, VIDEONE agrees to immediately set forth producing the aforementioned PROJECT upon receipt of the retainer described below.

PART A:  INFOMERCIAL PRODUCTION

1.   PRODUCTION

1.1 VIDEONE undertakes to produce the PROJECT and to perform the services set out in this agreement, including without limitation the services and responsibilities set out in Addendum E upon its construction. It is understood that all the costs related to VIDEONE'S production of, the PROJECT including management setup fees set out herein Addendum D and designated CLIENT costs above are costs which CLIENT has agreed to pay pursuant to this Agreement.

1.2 VIDEONE warrants that the PROJECT shall be of the same high quality and standards as the other video products produced by VIDEONE and are of a quality and standard acceptable in the industry and suitable for broadcast, examples of which have been reviewed by CLIENT and/or its agents. Both parties agree that the PROJECT will be shot on Betacam SP tape.

1.3 VIDEONE further agrees that CLIENT shall have the opportunity, during the production of the PROJECT, to be active in its production and to make recommendations, suggestions, etc. to VIDEONE, including input into the

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script. CLIENT shall have the right to approve the final script. CLIENT will be involved with the construction of Addendum E which will contain the final schedule and budget. CLIENT understands that once Addendum E is approved, changes to the script may cause changes to the budget and schedule. If such changes occur due to CLIENT's request or fault, CLIENT shall be responsible for the increased costs of production. If such changes occur due to any reason other than CLIENT's fault, then CLIENT and VIDEONE shall negotiate in good faith as expeditiously as possible regarding an allowance for such costs. VIDEONE agrees to submit a sample of voice, talent, script and/or outline for CLIENT approval.

1.4 CLIENT is welcome to attend any editing sessions at their own expense. If they elect not to attend, they will be provided with one (1) proof copy of the rough and final edits at their request. CLIENT shall give written approval of the final off-line (rough cut) before VIDEONE will proceed with on-line edit. VIDEONE will not be held responsible for delays in the production schedule if written response takes more than 48 hours from presentation of the rough cut. Any CLIENT Requested changes to the final broadcast master (one-line edit) after CLIENT's written approval of final off-line (rough cut) resulting in additional costs shall be the responsibility of CLIENT over and above the production contract. VIDEONE agrees to obtain and furnish copies upon request to CLIENT all releases for music, artwork, stock footage, stock photography, on-camera talent, models and any other copyrighted materials supplied by VIDEONE.

2.   DELIVERY OF PROJECT

2.1 Completion shall be defined as the time at which VIDEONE presents CLIENT the PROJECT in its final and finished form suitable for broadcast but prior to price testing and insertion of 800 numbers.

3.   PAYMENT PART A

3.1  CLIENT agrees to pay VIDEONE the total sum of $83,778.00 (See
Addendum C). It is expressly understood that the above budget includes only Part
A: Informercial Production. It is further understood that the budget for Part B:
Management will be per Addendum D. Actual budget and talent costs will be itemized on Addendum E to be constructed after an approved script is delivered. Monies shall be payable as follows:

     (a) - $37,500 immediately upon the signing of this agreement.

     (b) - $17,500 immediately upon approval of Addendum E as described above.

     (c) - $17,500 immediately upon approval of Off-line Edit.

     (d) - Balance upon delivery of project as described above.

3.2 VIDEONE agrees to utilize the funds hereunder to pay third party vendors on a timely basis if the funds are designated for such purpose.

3.3 VIDEONE agrees to pay its share of the production costs on a timely basis as set out in this Agreement including without limitation, its share of the costs set out in Addendum E upon its construction. At no time shall VIDEONE allow any liens or other claims to be placed on or against the PROJECT or CLIENT as a result of VIDEONE's failure to make timely payments of its share of costs and the PROJECT shall be delivered to CLIENT free and clear of any and all claim and liens.

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4.   OTHER CONSIDERATIONS

4.1 CLIENT agrees to provide assistance to VIDEONE in the production of the program by designating a single agent or representative to work with the company on the production of the product. This person shall be charged by the CLIENT with using their best efforts to gain access for VIDEONE to written materials, taped audio and/or video materials, computer-generated graphics, models and animation, locations, personnel, etc., which may or may not be used in the final PROJECT, which will enhance the quality of the PROJECT.

4.2 Release of this material may be subject to copyright agreements and may require additional fees on the part of VIDEONE for their use. CLIENT agrees to inform and provide funds for any material which is subject to additional fees at the time of providing same.

4.3 CLIENT agrees to supply the Product(s) that are the subject of the Show in such quantities and in accordance with such delivery schedules as VIDEONE may require from time to time during the Term.

5.   COPYRIGHT AND OWNERSHIP

5.1 The parties agree that the PROJECT is being undertaken by VIDEONE as a Work For Hire project and that the PROJECT in its finished and final form, together with the script, music, titles, graphics and interest in the copyrights shall be the sole and exclusive property of CLIENT. To the extent that VIDEONE may have any proprietary or intellectual interest in the PROJECT as a result of the services contemplated in this Agreement, VIDEONE hereby assigns such right to CLIENT. CLIENT expressly understands that a "VideOne Marketing, Inc." credit will appear in all finished versions of the Show(s).

5.2 Any footage PROVIDED by CLIENT is the sole property of CLIENT and is only made available to VIDEONE for use in the project, except for demonstration purposes. This footage cannot be sold or reproduced in any other form without the express consent of and compensation to CLIENT.

5.3 The field tapes will not leave the possession of VIDEONE, however, CLIENT shall be permitted to request dubs of such tapes on 2 weeks notice for any use that is not in conflict with the terms of this Agreement. In the event VIDEONE has provided footage for use in the PROJECT (i.e. footage that has not been paid for whether by CLIENT or VIDEONE as part of their Obligations pursuant to this Agreement), VIDEONE hereby grants CLIENT the non-exclusive right to use any or all of the video footage provided by VIDEONE and dubbed for CLIENT for any non-commercial purpose CLIENT might deem desirable. Any Commercial, Private Agencies or Companies that wish to use the VIDEONE footage for broadcast or other than specified purposes will be able to at reasonable and standard rates to cover additional releases from models, music or other copyrighted materials. At the time of the request, VIDEONE will negotiate such fees. All contracts will be made directly to VIDEONE from CLIENT or its agents.

5.4 VIDEONE shall not insert any footage into the PROJECT that is the subject of Section 5.3 without CLIENT's prior written consent.

PART B:  MANAGEMENT AGREEMENT

1.   TERM

1.1 INITIAL TERM. This Agreement shall remain in full force and effect for a term commencing on the date first herein above mentioned and ending one (1) year(s) from such date (the "Initial Term").

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1.2  RENEWAL TERM.  Upon expiration of the Initial Term or any Renewal Term, as the case may be, this Agreement shall continue for four (4) successive annual periods of one (1) year(s) except in regard to the exclusivity provisions in PART B paragraph 6 hereof which shall be renewable for successive annual periods provided the conditions set out therein are met (the "Renewal Term") unless terminated pursuant to Section 2 below. Upon renewal, this Agreement shall remain in full force and effect during each such Renewal Term.

1.3 TERM. The Initial Term and each Renewal Term(s) are referred to herein as (the "Term").

2.   TERMINATION

2.1 Without regard to the Term set forth in Section I hereof, either party may terminate this Agreement in whole or in any portion hereof upon forty-five
(45) days written notice thereof to the other party upon the breach by the other party of any of its representations, warranties, covenants or agreements contained in this Agreement. Upon the expiration of such notice period, this Agreement shall terminate (in whole or in part, as the case may be) without the need for further action by either party; provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the non-breaching party within such forty-five
(45) day period, then such notice of termination shall be deemed rescinded, and this Agreement shall be deemed reinstated and in full force and effect.

2.2 In the event there is no breach, neither party may terminate the Agreement except pursuant to the notice and conditions set out in this paragraph 2. Either party upon sixty (60) days' prior written notice may terminate the Agreement at the end of any Renewal Term as set out in paragraph 1.2 above, if the Show does not have thirty (30) verified airings or does not generate in the aggregate $20,000.00 in revenue in the first two (2) years of the Initial Term and first Renewal Term. Upon such termination VIDEONE shall cease all further activities regarding the project.

2.3 In the event CLIENT defaults under this Agreement in regard to payment of its designated share of the costs of the PROJECT, VIDEONE shall have the right to nevertheless air the Show, subject to the quality controls and other obligations set out herein, at its expense, and to recoup its costs before any such production costs are repaid to CLIENT. In such event CLIENT will use its best efforts to supply VIDEONE with the Products that are the subject of the Show on no less favorable terms in regard to cost and payment terms as previously provided VIDEONE or as provided to any third party.

2.4 In the event the Show is prevented from being broadcast as a result of a ruling by a regulatory body, the parties shall mutually determine as to whether the Show can be modified at an acceptable additional cost so as to conform to such regulations. In the event the parties agree to modify the Show, such additional costs shall be borne in the same ratio as the production costs are allocated in this Agreement. If one party wishes to pay for such modification and the other does not, the party paying for such modification shall recover its costs related to the modification on a preferred basis before recovery of regular production costs by the non-paying party.

2.5 Upon termination of this Agreement, unless said termination is the result of VIDEONE's breach, VIDEONE shall have and retain indefinitely the right to its financial interest for Products that were placed prior to the effective date of termination, together with the right to its financial interest for all reorders and/or continuity programs from prior customers, subject to CLIENT's payment of VIDEONE's share of proceeds as set forth in Addendum B hereof.

3. PRODUCT. The Product is titled "WRINKLE PATCH" (the "Product") and shall be deemed to include all updates and revisions, but shall not include similar products that have been distributed under a different name as

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of the effective date of this contract (i.e. Osmotics and/or Spa Sante). VIDEONE shall have first right of refusal for Direct Response Marketing of all future products related to the WRINKLE PATCH brand (i.e. full face patches, etc.).

4. RESPONSIBILITIES. Addendum F hereof details the mutual responsibilities of the parties to this Agreement and their responsibilities for each item necessary to prepare the Product and to prepare the approximately thirty (30) minute commercial and all versions thereof, including all shortened spot or other versions of same (the "Show"), to air the Show and thereafter, to receive, process and fulfill orders for Product sales. The necessary outsourcing (telemarketing, fulfillment, etc.) and the Costs associated with that outsourcing, (minimums, set-up fees, and ongoing expense), will be solely the responsibility of CLIENT.

5. AIRING OF THE SHOW. VIDEONE shall use its best efforts to acquire, at CLIENT's expense, broadcast and cable time to air the Show in the most suitable and desirable time slots. VIDEONE shall consult on a regular basis with CLIENT regarding the slotting of the Show prior to acquiring such time and shall take CLIENT's opinions under due consideration in the slotting of the show. In the event the parties disagree regarding the placement of the Show, they shall endeavor, in good faith to reach a mutually agreeable broadcast plan.

6. EXCLUSIVITY

6.1 VIDEONE shall the sole and exclusive worldwide (the "Territory") (except for such territory and for such Term as defined below in section 6.5 as Excluded Territory), right during the Term to manage the Direct Response marketing and air the Show.

6.2 VIDEONE shall have the sole and exclusive right in the territory, upon the terms set out below in paragraph 6.3, to distribute the Products in the following Direct Response media (a) all forms of Direct Response Television including 800/900/888 (and similar) telephone numbers; (b) Direct Response Print media; (c) Outbound telemarketing; (d) Direct Response Package inserts; (e) Catalogs (See Addendum H); (f) Direct Response Radio; (g) Televised shopping (see Addendum H); (h) Credit card syndication; (i) Direct mail; (j) Seminars; and (k) Internet websites.

6.3 (a) The parties shall begin to negotiate in good faith, as expeditiously as possible but in any event within one hundred eighty (180) days hereafter, regarding a mutual marketing plan for each of the Direct Response media categories set out in paragraph 6.2 above which marketing plan shall include among other things, target dates and schedules for each category; sales objectives; performance standards that CLIENT and VIDEONE must meet for such categories; cost allocations between the parties regarding marketing in such categories and other terms and conditions standard in the industry for each such category. In the event that the parties are not able to reach agreement on a mutual marketing plan within sixty (60) days after commencing such good faith negotiations, then at the request of either party, each party shall submit its proposed mutual marketing plan to binding arbitration with the Judicial Arbiter Group, Inc. or, if not available, a mutually acceptable private judicial service in Denver, Colorado to select within thirty (30) days after commencing arbitration one of the proposed plans from either CLIENT or VIDEONE on the basis of commercial reasonableness and industry standards for such Direct Response media categories. Notwithstanding the foregoing, CLIENT shall have the exclusive right, in its sole discretion, to determine whether the Products may be marketed in any of the categories set out above in paragraph 6.2. In the event CLIENT decides not to market in a category it shall not be permitted thereafter during the Term of this Agreement to market in such category except pursuant to the terms of this Agreement.

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6.3  (b)  Any such time as either party decides that it wishes to market the
Products in one of the categories set out in paragraph 6.2 pursuant to the mutual marketing plan therefor, it shall so inform the other party in writing of its desire to do so. The parties shall negotiate in good faith a separate definitive mutual marketing agreement consistent with the mutual marketing plan regarding the marketing of the Products in such category containing any additional specific terms regarding allocation of costs and other terms standard and common to the industry as may be required. In the event that the parties are not able to reach agreement within sixty (60) days thereafter, after good faith negotiations, either party then desiring to market the Products in such Direct Response media category may submit its proposed mutual marketing agreement to binding arbitration with the Judicial Arbiter Group, Inc. or, if not available, a mutually acceptable private judicial service in Denver, Colorado which shall enforce or reject such agreement within thirty (30) days after commencing arbitration on the basis of whether it is within the mutual marketing plan and commercially reasonable. CLIENT shall be free to seek an agreement with another marketing partner in any Direct Response media category, provided such agreement is consistent with the mutual marketing plan and further provided, prior to execution of any such other marketing agreement by CLIENT, CLIENT shall inform VIDEONE of the terms therein and VIDEONE shall have thirty
(30) days thereafter within which to exercise a right of first refusal to match the terms therein. In the event VIDEONE indicates that it does not wish to undertake the marketing of the Products in such category, CLIENT shall be free to pursue such other marketing arrangement regarding that the Direct Response media category and VIDEONE will be considered to have waived and relinquished its exclusivity regarding such category.

6.4 Retail Sales. It is understood by VIDEONE that CLIENT currently sells and will in the future sell the PRODUCT through retail and other marketing channels. It is understood by CLIENT that the Infomercial and/or spots will drive retail sales. CLIENT agrees to compensate VIDEONE for all retail sales inside the United States not covered by the exclusivity provisions of this agreement
(below 6.5) in the following manner:

          (a) The compensation referred to in this Section 6.4 shall begin after the Show has 30 verified airings in the United States.

          (b) The compensation shall cease at the point in time when the number of PRODUCT units sold through retail channels equals seven (7) times the aggregate number of such units sold through Direct Response Broadcast of the SHOW.

          (c) The compensation shall be seven percent (7%) of the Gross Revenue received by CLIENT from retail sales.

6.5  Excluded Territory.

          (a) VIDEONE acknowledges that CLIENT is already in the process of selling the WRINKLE PATCH, including without limitation in and all of the following :
                  (i)  Quality Value Channel/AKA QVC's-Q2 Network
                  (ii) Self-Care Catalogue

          (b) CLIENT shall provide current historical data on sales of the WRINKLE PATCH in these areas within thirty (30) days after the first airing of the infomercial or spots. VIDEONE shall be paid the following compensation for sales generated in those areas in the following manner.

                  (i) The compensation shall     be of the Gross revenue
                      received by CLIENT over and above the average monthly historical revenue received in the twelve months preceding the start date referred to in Section 6.4(a).

6.6 Notwithstanding the Term set out in Part B, paragraph 1, regarding this Agreement generally, the term of Exclusivity provisions of the paragraph 6 shall be as follows:

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(a)    Initial Term. The Exclusivity provisions shall remain in full force and effect for a term commencing on the date of execution of this Agreement (except for the Retail Sales Start Date as set out on paragraph 6.4(a) and shall continue for one (1) year from such date.

(b) Renewal Term. Upon expiration of the Initial Term, this Agreement shall continue for two (2) successive annual periods (the "Renewal Term") unless terminated earlier pursuant to the terms of this Agreement and provided VIDEONE meets the performance standards that shall be mutually agreed to by the parties.

(c) The non-renewal of the Exclusivity provisions herein, unless for breach, shall not effect the compensation due on retail sales to VIDEONE set out in paragraph 6.4(a) hereof.

7. PAYMENTS PART B. The compensation due the parties under PART B of this Agreement shall be as set forth in Addendum B hereof.

8. CUSTOMER NAMES AND INFORMATION. CLIENT shall maintain sole and exclusive ownership of all information related to customer names and associated data hereinafter "Customer List." Customer List rental rights shall be the sole and exclusive right of CLIENT.

9. REPRESENTATIONS/INDEMNITIES

9.1 CLIENT represents that it is the sole and exclusive owner of the Product and that it has reviewed the Product with adequate legal counsel which counsel has opinioned that the Product meets all governmental and NIMA standards, all information respecting the Product is accurate in all material respects, it has the right to use (including the right to grant VIDEONE the right to use) the names, likenesses (including, without limitation, photographs, illustrations, films and videotapes), endorsements, and testimonials of all endorsers and other persons which may appear in the Show and Product, it has the right to use (including the right to grant VIDEONE the right to use) any and all trade names, trademarks, patents, and copyrights associated with the Product, and that it has no knowledge of any fact or information (including, without limitation, any agreement with any third party governing any subject matter whatsoever in connection with the Show and/or Product) which if disclosed to VIDEONE, would affect VIDEONE's decision to sign this Agreement. CLIENT agrees to indemnify VIDEONE for any and all costs or liabilities VIDEONE incurs (including reasonable legal fees) in connection with the Show and Product. CLIENT expressly acknowledges that VIDEONE has entered into this Agreement in express reliance on the representations, warranties and covenants made by CLIENT with respect to the Products. CLIENT further expressly acknowledges that by executing this Agreement and performing its services hereunder, VIDEONE makes no certification regarding the effectiveness, quality, character or fitness of any of the Products.

9.2 CLIENT makes no certification regarding the effectiveness of the Product and VIDEONE is relying solely upon CLIENT's legal review regarding all representations in the SHOW. VIDEONE agrees to make no representations in the show or orally or in writing to any party regarding the Product without prior written approval from CLIENT regarding such representations.

9.3 VIDEONE represents and warrants to CLIENT that it has the authority to enter into this Agreement and that there is not now any agreement to provide services which would prevent it from fulfilling its obligations hereunder, and that during the term of this Agreement, VIDEONE will not enter into an agreement which would in any way restrict its ability to provide services under this Agreement.

9.4 VIDEONE and CLIENT agree to mutually defend, indemnify and hold harmless each other from and against and in respect of any and all losses, damages, costs, expenses (including reasonable attorneys' fees), of

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deficiencies which are incurred or suffered by, asserted against, or imposed upon CLIENT to the extent such losses, damages, costs, expenses of deficiencies shall be attributable to and result from a material breach by VIDEONE or CLIENT of this Agreement or as a result of its unauthorized representations regarding the Product.

10. TAXES. Each party shall be responsible for all taxes which are based on its own net income. All sales, value added, and use taxes arising out of transactions occurring under this Agreement shall be the responsibility of the party conducting such transaction and each party hereby indemnifies and holds the other harmless from any and all claims relating to sales or use taxes collected or due by the party conducting each of the transactions hereof.

11. REPORTING/AUDITING. At any time within one (1) year after a monthly payment is made hereunder, each party shall have the right (but not more than once a quarter) to examine the other party's books and records for the purpose of determining the accuracy of such statement. Such examination shall be conducted (i) after each party provides at least ten (10) days prior written notice of its election to examine books and records, (ii) during the other party's normal business hours at the place where the party maintains its books and records, and (iii) at the examining party's sole cost and expense. If it is mutually determined by CLIENT and VIDEONE that CLIENT has under-paid VIDEONE by an amount exceeding seven and one-half percent (7-1/2%) of all royalties then earned by VIDEONE, then CLIENT shall pay the reasonable costs of such examination (which reasonable cost will not include travel, living and other personal expenses of examiner). Any determination that CLIENT has under-paid VIDEONE shall not be deemed a breach of this Agreement unless CLIENT fails to pay the agreed-upon shortfall within the prescribed time period.

12. INDEPENDENT CONTRACTOR. Neither party nor any of its officers, employees, agents or representatives is an employee or agent of the other party for any purpose whatsoever. Rather, each party is and shall at all times remain an independent contractor. Each party shall have sole control of the manner and means of performing its obligations under this Agreement. Except as otherwise specifically provided herein, each party shall be responsible for expenses and disbursements which it incurs in connection with this Agreement. Neither party has, nor shall it hold itself out as having, any right, power or authority to create any contract or obligation either express or implied, on behalf of, in the name of, or binding upon the other party, unless specifically provided herein or the other party shall consent thereto in writing. Each party shall have the right to appoint and shall be solely responsible for its own sales people, employees, agents and representatives, who shall be at such party's own risk expense and supervision and shall not have any claim against the other party for compensation or reimbursement.

13. TRADEMARKS/COPYRIGHTS. The parties hereto acknowledge that Client has secured and shall maintain sole ownership of the trademark, copyright, and patent(s) now existing or hereafter acquired in and to the Product.

14. INSURANCE. Prior to any airing or Direct Response offer, Client shall be required to maintain comprehensive and general liability insurance, including products and professional liability insurance, customarily maintained by manufacturers similarly situated with a policy limit of not less than one million dollars ($1,000,000.00) per occurrence and one million dollars ($1,000,000.00) in the aggregate. The parties agree that (i) the deductible on any insurance policy acquired hereunder shall not exceed ten thousand dollars ($10,000.00), (ii) both parties shall be named as an additional insured on the applicable insurance policies, (iii) the insurance policies shall be endorsed to provide no less than ten (10) days notice if any insurance benefit decreases,
(iv) the insurance policies shall be in effect no later than ten (10) days prior to the initial Product test marketing date (as determined by VIDEONE) and (v) all insurance shall have no less than an "A" rating (or equivalent thereof) in the

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Best Guide.

15.  MISCELLANEOUS.

         A. Headings: Headings are used for convenience and are not to be interpreted as part of this Agreement.

         B. Governing Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado. In the event of any dispute under or relating to the terms of this Agreement or any breach thereof, the same shall be settled by any court in the county of Arapahoe having competent jurisdiction, and judgment upon any award rendered may be entered in any court in the county of Denver having jurisdiction thereof.

         C. Severability: In the event any provision of this Agreement is held to be unenforceable or contrary to law then the Agreement shall be interpreted, to the extent possible, without such provision.

         D. Notice: Any notice required by or provided pursuant to this Agreement shall be given in writing by means of registered mail via the U.S. Postal Service or any professional delivery service that requires a signed, written receipt confirming delivery of the envelope or package containing the notice. The notice shall be addressed to the person signing this Agreement at the address, or such other address as shall be provided by notice.

         E. Further Action: The parties agree to execute such additional documents and to perform all such other further acts as may be necessary or desirable to carry out the purposes and intents of this Agreement.

         F. No Amendment: No amendment, modification, change or waiver of this Agreement or any provision hereof shall be valid, unless in writing and signed by all of the parties hereto.

         G. No Waiver: No waiver by any party hereto of any breach of this Agreement or any of its provisions shall be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

         H. Entire Agreement: This Agreement constitutes the entire understanding and agreements of the parties with respect to its subject matter and any and all prior and contemporaneous agreements, representations with respect to its subject matter are hereby terminated and canceled in their entirety and are of no further force and effect. This Agreement may be executed in one or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         I. Binding Terms: All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

         J. Approvals: Any request for approval required hereunder shall be submitted to CLIENT. If CLIENT does not respond in writing or by telephone with approval or disapproval within two (2) business days from the date of CLIENT's receipt of VIDEONE's request therefore, then CLIENT shall be deemed to have disapproved such request and VIDEONE will be permitted

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         to modify any previously agreed to schedules under this contract and its addendum's to take into account the delay. Any approvals requested hereunder shall not be unreasonably withheld by CLIENT.

         K. Counterparts: This Agreement be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

         L. Interpretation and Construction: This Agreement has been fully and freely negotiated by all of the parties hereto, shall be considered as having been drafted jointly by all of the parties hereto and shall not be interpreted or construed against VIDEONE on account of its participation in the drafting hereof or otherwise.


/s/ RICHARD M. BATENBURG, JR.
-----------------------------------------------
VideOne Marketing, Inc., a Colorado Corporation
96 Inverness Drive East, Suite A
Englewood, CO  80112
BY:  Richard M. Batenburg, Jr.
President & CEO

/s/ SUZANNE J. PORTER
-----------------------------------------------
Osmotics Corp., a Colorado Corporation
1860 Blake Street, Suite 610
Denver, CO  80202
BY:  Suzanne J. Porter
V.P. Operations

                                   ADDENDUM A


WEEK #1        PRODUCTION
               WRITER/RESEARCH
               SET DESIGN FOR BEFORE PICTURES
               CASTING MODELS
               CONCEPT MEETINGS
               STILL PHOTOGRAPHER

               ADMINISTRATION
               BANKING/CREDIT CARDS
               FULFILLMENT
               LEGAL

WEEK #2        PRODUCTION
               SHOOT BEFORE PICTURES
               WRITER/RESEARCH/SCRIPT OUTLINE
               SET DESIGN FOR SHOOT
               TRAVEL ARRANGEMENTS
               HOST CASTING
               BUDGETING

               ADMINISTRATION
               BANKING
               FULFILLMENT
               LEGAL
               TELEMARKETING

WEEK #3        PRODUCTION
               SCRIPT DRAFT
               HOST CASTING
               ANIMATION
               LOGO DESIGN
               SCHEDULING
               SHOOT TESTIMONIALS
               SET BUILDING

               ADMINISTRATION
               TELEMARKETING/SCRIPTS
               OFFER/UP SELL/GIVE AWAY/CONTINUITY PLAN
               ACCOUNTING SET UP
               MEDIA PLANS

                                  ADDENDUM A


WEEK #4        PRODUCTION
               SCRIPT FINAL
               CREATE ADDENDUM E
               SCHEDULING/FINAL
               BUDGET/FINAL
               ANIMATION
               SHOOT FACTORY/INVENTOR
               PROPS AND ARTWORK
               SET BUILDING

               ADMINISTRATION
               MEDIA APPROVAL

WEEK #5        PRODUCTION
               SHOOT AFTERS
               SCRIPT REWRITE
               SCHEDULING/DECISION
               TITLE DESIGN
               SHOOT PRODUCT
               LOCATION FINAL

               ADMINISTRATION
               MEDIA APPROVAL
               PRESS RELEASE
               FINAL TELEMARKETING AND FULFILLMENT
               SHIP INVENTORY

WEEK #6        PRODUCTION
               SHOOT SHOW
               RECORD SCRATCH VO
               LOG TAPES
               TITLE DESIGN

               ADMINISTRATION
               PROJECT ACCOUNTING

WEEK #7        PRODUCTION
               EDIT 2 MINUTE SPOT
               OFF LINE SHOW
               EFFECTS DESIGN
               800 NUMBERS FOR 2 MINUTE
               SHIP BROADCAST DUBS

                                  ADDEMDUM A


            ADMINISTRATION
            MANAGE TWO MINUTE MEDIA
            MANAGE TELEMARKETING
            MARKET TEST SPOT
            OUTBOUND TELE-RESEARCH FOR TWO MINUTE SPOT

WEEK #8     PRODUCTION
            RE-EDIT 2 MINUTE SPOT
            OFF LINE SHOW/FIRST DRAFT
            MUSIC
            800 NUMBERS FOR 2 MINUTE
            SHIP BROADCAST DUBS

            ADMINISTRATION
            MANAGE TWO MINUTE MEDIA
            MANAGE TELEMARKETING
            MARKET TEST SPOT
            OUTBOUND TELE-RESEARCH FOR TWO MINUTE SPOT

WEEK #9     PRODUCTION
            RE-EDIT OFF LINE
            FINAL VO RECORDING
            MUSIC
            800 NUMBERS FOR 2 MINUTE
            SHIP BROADCAST DUBS

            ADMINISTRATION
            FINALIZE HALF HOUR MEDIA
            MANAGE TWO MINUTE MEDIA
            MANAGE TELEMARKETING
            MARKET TEST OFF LINE
            OUTBOUND TELE-RESEARCH FOR TWO MINUTE SPOT

WEEK #10    PRODUCTION
            ON LINE
            800 NUMBERS FOR 1/2 HOUR
            SHIP BROADCAST DUBS

            ADMINISTRATION
            MANAGE 1/2 HOUR MEDIA
            MANAGE TWO MINUTE MEDIA
            MANAGE TELEMARKETING
            MARKET TEST ON LINE

                                   ADDENDUM A

WEEK #11    PRODUCTION
            RE-EDIT ON LINE/PRICE TEST
            800 NUMBERS FOR 1/2 HOUR
            SHIP BROADCAST DUBS

            ADMINISTRATION
            RE-EDIT TELEMARKETING SCREENS
            MANAGE 1/2 HOUR MEDIA
            MANAGE TWO MINUTE MEDIA
            MANAGE TELEMARKETING
            MARKET TEST ON LINE
            OUTBOUND TELE-RESEARCH FOR 1/2 HOUR

WEEK #12    PRODUCTION
            EDIT 60 & 30 SECOND
            800 NUMBERS FOR 60 & 30 SECOND
            800 NUMBERS FOR 1/2 HOUR
            SHIP BROADCAST DUBS

            ADMINISTRATION
            MANAGE 1/2 HOUR MEDIA
            MANAGE TWO MINUTE MEDIA
            MANAGE TELEMARKETING
            OUTBOUND TELE-RESEARCH FOR 1/2 HOUR
            SET-UP ROLL OUT

                                   ADDENDUM B

1. CLIENT shall pay VIDEONE $15,120.00 (see Addendum D) for the first 12 weeks of Administrative costs, thereafter CLIENT shall pay VIDEONE 3% of gross sales, as that term is defined hereunder, arising from all Product sales through the media described in Section 6 hereof for the services of ongoing management of the infomercial and future markets including all bookkeeping, but not tax accounting.

The $15,120.00 shall be payable as follows:

          $4,000.00  Due upon signing of this Agreement
          $4,000.00 Due Four (4) Weeks after signing this Agreement $4,000.00 Due Eight (8) Weeks after signing this Agreement $3,120.00 Due Twelve (12) Weeks after signing this Agreement 3% of gross sales paid Monthly thereafter

2. CLIENT shall pay VIDEONE 35% of Adjusted Gross Sales, as that term is defined hereunder, arising from all Product sales through the media as described in
Section 6 hereof, and reorders from same as described in Part B Section 6 hereof. This profit interest is in consideration for the contributed production services as described in attached Addendum C due and payable quarterly.

3. In the event that CLIENT's merchant accounts are tied to an escrow account the payments to VIDEONE shall be included in the instructions to the escrow agent.

4. CLIENT shall collect, or cause to be collected, all proceeds of sales of the Products. CLIENT shall transmit a statement, accompanied by payment of VIDEONE's share of proceeds and management fees due to VIDEONE every thirty (30) days.

5. DEFINITIONS.

(a) "Gross Sales" as that term is used herein, shall mean CLIENT's gross income from Direct Response customers, including shipping and handling fees paid by the customer less actual cost of Shipping & Handling.

(b) "Adjusted Gross Sales" shall be defined as the profit remaining after "fixed costs".

(c) "Fixed Costs" are due upon CLIENT's receipt of invoice from VIDEONE and/or outside Vendors the actual direct cost of:

          1. Product purchasing/manufacturing costs including Insurance premiums paid by CLIENT for public and general liability insurance and errors and omissions insurance to the extent they are paid for coverage of the Show and/or the Product.
          2. Media/advertising, including a fifteen percent (15%) television media buying commission.
          3. Dubbing, trafficking and similar costs.  (see Addendum D)
          4. Credit card discount.  (see Addendum D)
          5. Inbound telemarketing/custom service.  (see Addendum D)
          6. Shipping, handling (fulfillment) and freight costs. (see
          Addendum D)
          7. Bad debt and returns.
          8. Damaged goods.
          9. Management Fees paid directly to VideOne Marketing, Inc.
          (See #1 above)
          10. Returns

(d) "Direct Response Customers" shall mean any purchaser of any CLIENT product whose initial contact was made as a result of a VIDEONE managed Direct Response Vehicle of any kind.

6. PROJECT ACCOUNTING. VIDEONE shall keep and maintain a separate and distinct accounting record for all costs associated with VIDEONE's activities under this Agreement. CLIENT shall maintain a checking account in a manner consistent with the costs which VIDEONE incurs in connection with the marketing and distribution of the Show and Product, and in no event shall CLIENT allow said checking account to fall short of such liabilities. CLIENT expressly acknowledges that VIDEONE shall be paid the management fee set out above (Addendum B) associated with VIDEONE's activities under this Agreement prior of CLIENT's share of proceeds.

                                   ADDENDUM C




THE WRINKLE PATCH

ESTIMATE OF EXPENSES PRIOR TO FINAL SCRIPT & CASTING

PRODUCTION                  AMOUNT     UNITS      RATE   TOTAL
                         -------------------------------------
WRITER/RESEARCH               2         WKS       1500    3000
RE-WRITE                      1         WKS       1500    1500
PRODUCER/PREP                 2         WKS       1650    3300
PRODUCER/SHOOT                2         DAY        500    1000
PRODUCER/SHOOT               10       1/2 DAY      300    3000
DIRECTOR/PREP                 2         WKS       1750    3500
DIRECTOR/SHOOT                2         DAY        750    1500
DIRECTOR/SHOOT               10       1/2 DAY      400    4000
STILL PHOTOGRAPHY             4       1/2 DAY      600    2400
CAMERA CREW                  10       1/2 DAY      850    8500
STUDIO SHOOT                  2         DAY       1900    3800
TEST/MODELS                  10        ALLOW       500    5000
HOST (2)                      4         DAY       1200    4800
SET & DESIGN                  1        ALLOW      3500    3500
PROPS                         1        ALLOW       750     750
FLOWERS                       1        ALLOW       500     500
CATERING                      1        ALLOW       750     750
PROD. ASSISTANT               2         WKS        850    1700
PROD. ASSISTANT               1         WKS        850     850
HAIR AND MAKE-UP              2         DAY        350     700
PROD. ASSISTANT/SHOOT        12         DAY        200    2400
TRAVEL EXPENSES               1        ALLOW      5000    5000
LOCATION EXPENSES             6        ALLOW       350    2100
TAPE STOCK                   30         30M         30     900
--------------------------------------------------------------

TOTAL PRODUCTION                                        64,450

                                   ADDENDUM C

POST-PRODUCTION                AMOUNT   UNITS    RATE     TOTAL
                             ----------------------------------
POST PROD SUPERVISOR              3      WKS     1500      4500
EDIT - LOG                       45      HRS       75      3375
EDIT - OFFLINE - EFFECTS         60      HRS      120      7200
EDIT - OFFLINE - ANIMATION      120      HRS      110     13200
DIRECTOR/EDIT OFFLINE           120      HRS      120     14400
EDIT - ONLINE                    60      HRS      150      9000
ADDITIONAL ONLINE LABOR          60      HRS       35      2100
SCRATCH VO                        1     ALLOW     300       300
ONLINE VO                         1     ALLOW     700       700
RECORDING SESSIONS                1     ALLOW     350       350
TITLES AND GRAPHICS               1     ALLOW    3000      3000
ANIMATION                         1     ALLOW    5500      5500
3-D LOGO AND TITLE                1     ALLOW    1750      1750
MUSIC BED                         1     ALLOW     650       650
VHS DUBS AND SHIPPING           100      T-30       6       600
SHIPPING                         12      WKS      100      1200
LEGAL                             1     ALLOW    1500      1500
ACCOUNTING                       12      WKS      400      4800
PHONE/OFFICE EXPENSES            12      WKS      250      3000
                                                       --------
TOTAL POST-PRODUCTION                                    77,125
---------------------------------------------------------------
SUB-TOTAL ALL PRODUCTION                                141,575
    PRODUCTION FEE (10%)                                 14,158
    INSURANCE (3%)                                        4,247
                                                       --------
TOTAL COST                                             $159,980
---------------------------------------------------------------
VIDEONE MARKETING, INC. CONSIDERATION 50% OF BUDGET    $ 79,990

AMOUNT DUE VIDEONE MARKETING, INC. FROM SPA-SANTE      $ 79,900

COMMERCIALS:  120, 60 & 30
                               AMOUNT   UNITS    RATE     TOTAL
                             ----------------------------------
WRITER                            2      DAY      500      1000
ON-LINE                           3      DAY     1500      4500
VO-TALENT                         1     ALLOW     200       200
VO RECORD                         1     ALLOW     180       180
TITLES AND GRAPHICS               1     ALLOW     750       750
TAPE STOCK                        3       5M       25        75
                                                       --------
SUB-TOTAL                                                  6705
    PRODUCTION FEE (10%)                                    671
    INSURANCE (3%)                                          201
                                                       --------
TOTAL COST                                             $  7,577
---------------------------------------------------------------
VIDEONE MARKETING, INC. CONSIDERATION 50% OF BUDGET    $  3,788

AMOUNT DUE VIDEONE MARKETING, INC. FROM SPA-SANTE      $  3,788

TOTAL DUE VIDEONE MARKETING, INC. FOR PRODUCTION       $ 83,778

                                   ADDENDUM D

INFOMERCIAL TRAFFICING (TEST-INFOMERCIAL)

                                          AMOUNT  UNITS    RATE    TOTAL
                                        --------------------------------
800 NUMBERS                                   25   #'S     180      4500
PRICE CHANGE                                   1  ALLOW    240       240
BROADCAST 3/4"                                50  ALLOW   78.5      3925
BROADCAST 1"                                  20  ALLOW  107.5      2150
BETA CAM                                      10  ALLOW   89.5       895
SHIPPING (FED/EX)                             80  ALLOW     20      1600
SHIPPING (COUNTER)                             5  ALLOW     65       325
VHS DUBS                                     120  TAPES      2       240
ADDITIONAL TRAFFICING                        110  ALLOW     10      1100
MESSENGER                                     10  ALLOW     20       200

TOTAL                                                             15,175
    PRODUCTION FEE (10%)                                           1,518
    INSURANCE (3%)                                                   455
                                                                --------
TOTAL COST                                                      $ 17,148
------------------------------------------------------------------------
DISCOUNT 10%                                                    $  1,715
TOTAL DUE                                                       $ 15,433

INFOMERCIAL TRAFFICING (COMMERCIAL)
                                          AMOUNT  UNITS    RATE    TOTAL
                                        --------------------------------
800'S                                         15   #'S      60       900
BROADCAST 3/4"                                30  ALLOW   48.5      1455
BROADCAST 1"                                  10  ALLOW   77.5       775
BETA CAM                                       5  ALLOW   69.5     347.5
SHIPPING (FED/EX)                             45  ALLOW     20       900
SHIPPING (COUNTER)                             3  ALLOW     65       195
VHS DUBS                                      80  TAPES      2       160
ADDITIONAL TRAFFICING                         66  ALLOW     10       660
MESSENGER                                      6  ALLOW     20       120

TOTAL                                                            5,512.5
    PRODUCTION FEE (10%)                                             551
    INSURANCE (3%)                                                   165
                                                                --------
TOTAL COST                                                      $  6,229
------------------------------------------------------------------------
DISCOUNT 10%                                                    $    623
TOTAL DUE                                                       $  5,606

                                  ADDENDUM D

FULFILLMENT, TELEMARKETING, BANKING, ACCOUNTING,
ADMINISTRATION SET-UP THROUGH TESTING (SEE LIST)

                                          AMOUNT  UNITS    RATE    TOTAL
                                        --------------------------------
SUSIE LOVE                                    12   WKS     900     10800
ACCOUNTING/BANKING                            12   WKS     500      6000

TOTAL                                                           $ 16,800
------------------------------------------------------------------------
DISCOUNT 10%                                                    $  1,680
TOTAL DUE                                                       $ 15,120

OUTSIDE FEES - BEYOND THE CONTROL OF VIDEONE MARKETING, INC. FOR ILLUSTRATION
 PURPOSES ONLY

TELEMARKETING
                                          AMOUNT  UNITS  RATE      TOTAL
                                        --------------------------------
SET-UP                                         1  ALLOW    750       750
SECURITY DEPOSIT                               1  ALLOW    750       750
PROGRAMMING                                    1  ALLOW    320       320
MONTHLY MINIMUMS                               2  MTHS     500      1000

TOTAL                                                           $  2,820
------------------------------------------------------------------------

FULFILLMENT

SET-UP (CONTINUITY)                            1  ALLOW   2300      2300
POSTAGE DEPOSIT                                1  ALLOW  10000     10000
PROGRAMMING                                    1  ALLOW    320       320
SHIPPING TO FULFILLMENT                        1  ALLOW   2000      2000
MONTHLY MINIMUMS                               2  MTHS     500      1000

TOTAL                                                           $ 15,620
------------------------------------------------------------------------

PER KIT EXPENSES BASED ON 9000 UNITS (SUBJECT TO QUOTE)

TELEMARKETING                               9000  UNITS   2.84     25560
FULFILLMENT                                 9000  UNITS   2.10     18900
SHIPPING                                    9000  UNITS   3.00     27000
CREDIT CARD                                 9000  UNITS   1.50     13500
INVENTORY                                   9000  UNITS   5.00     45000
SHIPPING BOXES                              9000  UNITS   0.50      4500

TOTAL                                                           $134,460
------------------------------------------------------------------------

                                   ADDENDUM F

1. RESPONSIBILITIES OF EACH PARTY
VIDEONE             CLIENT                     ITEM

X                                     Receive and process mail orders.

X                                     Obtain direct response phone numbers.

                      X               Sales tax collection and filings.

X                                     Provide answering service scripts and
                                      manage answering service(s).

X                                     Write and produce the Show.

X Customize the show with direct response phone numbers, addresses and, if applicable, sales tax and shipping message integrated into commercials.

                      X Perform as host or similar role, or acquire services of host or similar role.

X                                     Duplicate sub-masters for stations.

X                                     Traffic tapes to stations.

X Provide order processing functions including receipt of orders from answering services, credit card authorization and deposit, refund processing and the like.

X Provide order fulfillment for the Product and the Upsell for all Product sales.

                      X               Product development.

X Customer Service Function for the Product and Upsell.

X                                     Product usage.

X                                     Shipping and/or manufacturing problems.

X                                     Refund requests.

X                                     Process returns.

X                                     Answering service referrals.

                      X               Inventory purchasing and maintenance of
                                      all Product parts.